Exhibit 16.1




                                 April 26, 2001







Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                     RE:  IDT VENTURE GROUP, INC.
                      FILE REF. NO. 000-30627
                      -----------------------


We were previously the principal accountant for IDT Venture Group, Inc. and, under the date of March 27, 2000 we reported on the financial statements of IDT Venture Group, Inc. as of February 29, 2000. On November 17, 2000, our appointment as principal accountant was terminated. We have read IDT Venture Group, Inc.'s statements included under Item 4 of its Form 8-K/A dated April 26, 2001, and we agree with such statements.

                              Very truly yours,





                              WEINBERG & COMPANY, P.A.
                              Certified Public Accountants